Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Forestar Group Inc.
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Forestar Group Inc. 2007 Stock Incentive Plan of our reports dated March 4, 2009, with respect to the consolidated financial statements and schedule of Forestar Group Inc. and the effectiveness of internal control over financial reporting of Forestar Group Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Austin, Texas
May 13, 2009